Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Christie McConnell Travelzoo, North America +1 (212) 484-4912 cmcconnell@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2013 Results

NEW YORK, July 18, 2013 — Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $41.3 million, up 5% year-over-year

•	Net income of $5.2 million, down 28% year-over-year

•	Earnings per share of $0.34, compared to $0.45 in the prior-year period

•	Cash flow from operations of $10.0 million

Travelzoo Inc., a global Internet media company, today announced financial results for the second quarter ended June 30, 2013, with revenue of $41.3 million, an increase of 5% year-over-year. Operating profit was $7.8 million. Net income was $5.2 million, with earnings per share of $0.34, down from $0.45 in the prior-year period.

"Continued growth in our Travel businesses in North America and Europe drove a solid quarter," said Chris Loughlin, chief executive officer, "Audience engagement reached record levels and we made good progress in social media and mobile. Our earnings were still impacted by our investments into a hotel booking platform, aimed at simplifying our user experience on web and mobile.  We plan to introduce the platform later this year."

North America
North America business segment revenue increased 5% year-over-year to $30.2 million. Operating profit for the second quarter was $5.9 million, or 20% of revenue, down from $7.8 million, or 27% of revenue, in the prior-year period. The decrease in operating profit was a result of increased expenses related to sales force expansion, hotel booking platform development and traffic acquisition.

Europe
Europe business segment revenue increased 4% year-over-year to $11.1 million. In local currency terms, revenue for the second quarter increased 7% year-over-year. Operating profit was $1.9 million, or 17% of revenue, down from an operating profit of $2.5 million, or 24% of revenue in the prior-year period.

Subscribers
Travelzoo had a total unduplicated number of subscribers in North America and Europe of 23.0 million as of June 30, 2013, up 4% from June 30, 2012. In North America, total unduplicated number of subscribers was 16.4 million as of June 30, 2013, up 3% from June 30, 2012. In Europe, total unduplicated number of subscribers was 6.6 million as of June 30, 2013, up 8% from June 30, 2012.

Income Taxes
Income tax expense was $2.7 million, compared to $3.1 million in the prior-year period. The effective income tax rate was 34%, up from 30% in the prior-year period.

Asset Management
During the second quarter 2013, Travelzoo generated $10.0 million of cash from operating activities. Accounts receivable increased by $227,000 over the prior-year period to $15.5 million. Accounts payable increased by $6.8 million over the prior-year period to $29.0 million. Capital expenditures were $1.2 million, up from $595,000 in the prior-year period. Travelzoo exited the second quarter with $73.4 million in cash and cash equivalents.

Conference Call
Travelzoo will host a conference call to discuss second quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 26 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions, and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo Inc. All other company and product names mentioned are trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$41,327	$39,360	$83,504	$78,693
Cost of revenues	4,425	3,630	8,411	7,683
Gross profit	36,902	35,730	75,093	71,010
Operating expenses:
Sales and marketing	19,457	16,061	39,115	32,326
General and administrative	9,651	9,303	20,149	18,747
Unexchanged promotional merger shares	—	—	—	3,000
Total operating expenses	29,108	25,364	59,264	54,073
Income from operations	7,794	10,366	15,829	16,937
Other income (expense)	112	(16)	144	83
Income before income taxes	7,906	10,350	15,973	17,020
Income taxes	2,706	3,090	5,178	6,012
Net income	$5,200	$7,260	$10,795	$11,008
Net income per share:
Basic	$0.34	$0.45	$0.70	$0.69
Diluted	$0.34	$0.45	$0.70	$0.69
Weighted Average Shares:
Basic	15,362	15,962	15,362	15,962
Diluted	15,457	16,006	15,427	16,012

Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$73,381	$61,169
Accounts receivable, net	15,463	13,626
Income taxes receivable	3,191	6,682
Deposits	473	389
Prepaid expenses and other current assets	3,400	2,260
Deferred tax assets	2,214	2,194
Total current assets	98,122	86,320
Deposits, less current portion	943	1,107
Deferred tax assets, less current portion	1,271	1,710
Restricted cash	3,517	3,396
Property and equipment, net	5,811	4,314
Intangible assets, net	655	986
Total assets	$110,319	$97,833
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,962	$28,695
Accrued expenses	13,200	11,993
Deferred revenue	1,828	2,698
Deferred rent	262	280
Income tax payable	1,022	—
Total current liabilities	45,274	43,666
Long-term tax liabilities	10,239	10,030
Deferred rent, less current portion	1,437	798
Total liabilities	56,950	54,494
Common stock	163	163
Treasury stock	(7,898)	(7,898)
Additional paid-in capital	9,476	8,863
Accumulated other comprehensive loss	(2,115)	(737)
Retained earnings	53,743	42,948
Total stockholders’ equity	53,369	43,339
Total liabilities and stockholders’ equity	$110,319	$97,833

Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$5,200	$7,260	$10,795	$11,008
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	760	599	1,476	1,225
Deferred income taxes	207	—	400	—
Stock-based compensation	307	307	613	593
Provision for losses on accounts receivable	(45)	91	50	199
Net foreign currency effects	19	75	112	40
Changes in operating assets and liabilities:
Accounts receivable	(91)	(851)	(2,127)	(2,122)
Deposits	175	(232)	20	(364)
Income tax receivable	2,029	285	3,593	1,130
Prepaid expenses and other current assets	(1,382)	215	(1,032)	(79)
Accounts payable	1,965	48	845	508
Accrued expenses	371	(317)	1,221	5,302
Deferred revenue	(329)	(194)	(847)	(60)
Deferred rent	221	41	111	(34)
Income tax payable	467	1	1,038	(283)
Other non-current liabilities	107	(276)	210	(224)
Net cash provided by operating activities	9,981	7,052	16,478	16,839
Cash flows from investing activities:
Purchases of restricted cash	(263)	—	(263)	—
Purchases of property and equipment	(1,209)	(595)	(2,109)	(1,272)
Net cash used in investing activities	(1,472)	(595)	(2,372)	(1,272)
Cash flows from financing activities:
Net cash provided by (used in) financing activities	—	—	—	—
Effect of exchange rate on cash and cash equivalents	(235)	(855)	(1,894)	(150)
Net increase in cash and cash equivalents	8,274	5,602	12,212	15,417
Cash and cash equivalents at beginning of period	65,107	48,559	61,169	38,744
Cash and cash equivalents at end of period	$73,381	$54,161	$73,381	$54,161
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$10	$3,082	$20	$5,391

Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended June 30, 2013	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$30,249	$11,078	$—	$41,327
Intersegment revenue	331	222	(553)	—
Total net revenues	30,580	11,300	(553)	41,327
Operating income	$5,899	$1,895	$—	$7,794
Three months ended June 30, 2012	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$28,712	$10,648	$—	$39,360
Intersegment revenue	205	21	(226)	—
Total net revenues	28,917	10,669	(226)	39,360
Operating income	$7,831	$2,535	$—	$10,366
Six months ended June 30, 2013	North America	Europe	Elimination	Consolidated
Revenue from unaffiliated customers	$60,160	$23,344	$—	$83,504
Intersegment revenue	575	330	(905)	—
Total net revenues	60,735	23,674	(905)	83,504
Operating income	$11,383	$4,447	$—	$15,830
Six months ended June 30, 2012	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$57,268	$21,425	$—	$78,693
Intersegment revenue	470	31	(501)	—
Total net revenues	57,738	21,456	(501)	78,693
Operating income	$14,972	$4,965	$(3,000)	$16,937

(a)	Includes a charge related to unexchanged promotional merger shares for the six months ended June 30, 2012.